UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 28, 2013

MEADWESTVACO CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-31215	37-1797999
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

501 South 5th Street, Richmond, Virginia	23219-0501
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (804) 444-1000

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On October 28, 2013, MeadWestvaco Corporation (“MWV”), together with MWV Community Development and Land Management, LLC, MWV Community Development, Inc., each of which are wholly-owned subsidiaries of MWV, entered into a Master Purchase and Sale Agreement (the “Master PSA”) with Plum Creek Timber Company, Inc., Plum Creek Timberlands, L.P., Plum Creek Marketing, Inc., Plum Creek Land Company and Highland Mineral Resources, LLC (collectively “Plum Creek”).

The Master PSA provides that, upon the terms and subject to the conditions set forth therein, Plum Creek will acquire all of MWV’s U.S. forestlands, consisting of approximately 501,000 acres of timberlands in Alabama, Georgia, South Carolina, Virginia and West Virginia, and related mineral assets for approximately $934 million (which is subject to adjustment in accordance with the terms of the Master PSA), of which approximately $74 million will be in cash and $860 million will be in the form of a 10-year installment note from Plum Creek that MWV intends to securitize or otherwise finance after the closing of the transactions contemplated by the Master PSA (the “Transactions”).

In addition, the Master PSA provides that, upon the terms and subject to the conditions set forth therein, Plum Creek will invest approximately $152 million (which is subject to adjustment in accordance with the terms of the Master PSA) in cash in a newly formed partnership (the “Land Development Partnership”) that will own and operate MWV’s approximately 109,000 acres of diversified development lands in the Charleston, S.C., region. The Land Development Partnership will consist of two joint ventures. One joint venture will consist of MWV’s active development projects, to which Plum Creek will contribute approximately $12.5 million in cash and hold a 5% interest (with MWV holding the remaining 95% interest). The other joint venture will consist of MWV’s long-term development projects, to which Plum Creek will contribute approximately $140 million in cash and hold a 50% interest (with MWV holding the remaining 50% interest).

The closing of the Transactions, which is expected to occur in the fourth quarter of 2013, is subject to the satisfaction or waiver of customary closing conditions. The Master PSA contains certain termination rights for the parties, including, among others, the right to terminate the Master PSA if the closing of the Transactions has not occurred on or prior to March 31, 2014.

The Master PSA contains customary representations, warranties and covenants of each of the parties. The Master PSA also contains indemnification obligations of the parties with respect to breaches of representations, warranties and covenants and certain other specified matters.

The foregoing description of the Transactions and the Master PSA does not purport to be complete and is qualified in its entirety by reference to the Master PSA, which is filed as Exhibit 2.1 hereto, and is incorporated into this report by reference. The Master PSA and the above description of the Master PSA have been included to provide investors and security holders with information regarding the terms of the Master PSA. They are not intended to provide any other factual information about MWV, Plum Creek or their respective subsidiaries and affiliates. The Master PSA contains representations and warranties and covenants of each of MWV, on the one hand, and Plum Creek, on the other hand, made solely for the benefit of the other. The assertions embodied in those representations and warranties and the obligations embodied in those covenants are qualified by information in confidential disclosure schedules and exhibits that the parties have exchanged in connection with signing the Master PSA. The disclosure schedules and exhibits contain information that modifies, qualifies and creates exceptions to the representations and warranties and covenants set forth in the Master PSA. Moreover, the representations and warranties in the Master PSA were used for the purpose of allocating risk between

MWV, on the one hand, and Plum Creek, on the other hand. Accordingly, you should read the representations and warranties and covenants in the Master PSA not in isolation but only in conjunction with the other information about MWV and Plum Creek, or any of their respective subsidiaries or affiliates that the respective companies include in reports, statements and other filings they make with the Securities and Exchange Commission.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits.

Exhibit No.	Description of Exhibit

2.1	Master Purchase and Sale Agreement, dated October 28, 2013, by and among MeadWestvaco Corporation, MWV Community Development and Land Management, LLC and MWV Community Development, Inc., as sellers, and Plum Creek Timberlands, L.P., Plum Creek Marketing, Inc., Plum Creek Land Company and Highland Mineral Resources, LLC, as purchasers, and Plum Creek Timber Company, Inc., for the sole purpose set forth in Section 43 thereof.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEADWESTVACO CORPORATION

Date: October 29, 2013
	By:	/s/ John J. Carrara
		Name:	John J. Carrara
		Title:	Assistant Secretary and Associate General Counsel

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

2.1	Master Purchase and Sale Agreement, dated October 28, 2013, by and among MeadWestvaco Corporation, MWV Community Development and Land Management, LLC and MWV Community Development, Inc., as sellers, and Plum Creek Timberlands, L.P., Plum Creek Marketing, Inc., Plum Creek Land Company and Highland Mineral Resources, LLC, as purchasers, and Plum Creek Timber Company, Inc., for the sole purpose set forth in Section 43 thereof.